Exhibit 99.01

Strayer Education, Inc. Reports Fourth Quarter and Full Year 2010 Revenues and Earnings and Confirms Winter Term 2011 Enrollments

Strayer Fourth Quarter Revenues Up 17%

Strayer Fourth Quarter Diluted EPS $2.73, Up 18%

Strayer Full Year Diluted EPS $9.70, Up 28%

Strayer Winter 2011 Total Enrollments Up 4%, New Students Down 20%

Strayer Repurchase Authorization Increased by $100 Million

ARLINGTON, Va.--(BUSINESS WIRE)--February 17, 2011--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months and year ended December 31, 2010, and confirmed previously announced winter term 2011 enrollments. Financial highlights are as follows:

Three Months Ended December 31

  Revenues for the three months ended December 31, 2010 increased 17% to $172.0 million, compared to $147.2 million for the same period in 2009, due to increased enrollment and a 5% tuition increase which commenced in January 2010.
  Income from operations was $58.9 million compared to $52.4 million for the same period in 2009, an increase of 12%. Operating income margin was 34.3% compared to 35.6% in 2009.
  Net income was $35.9 million compared to $31.9 million for the same period in 2009, an increase of 13%. Diluted earnings per share was $2.73 compared to $2.32 for the same period in 2009, an increase of 18%. Diluted weighted average shares outstanding decreased to 13,156,000 from 13,751,000 for the same period in 2009.

Year Ended December 31

  Revenues for the year ended December 31, 2010 increased 24% to $636.7 million, compared to $512.0 million for the same period in 2009, due to increased enrollment and a 5% tuition increase effective for 2010.
  Income from operations was $215.8 million compared to $172.4 million for the same period in 2009, an increase of 25%. Operating income margin was 33.9% compared to 33.7% in 2009.
  Net income was $131.3 million compared to $105.1 million in 2009, an increase of 25%. Diluted earnings per share was $9.70 compared to $7.60 in 2009, an increase of 28%. Diluted weighted average shares outstanding decreased to 13,535,000 from 13,825,000 in 2009.

“We are pleased with both our fourth quarter and year-end financial results,” said Robert S. Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. “We had a successful start to 2011 with the opening of new campuses in Cincinnati and Dayton, Ohio and in Milwaukee, Wisconsin. We look forward to our two new campus openings for the 2011 spring term: one in Indianapolis, Indiana and one in Dallas, Texas, our third campus in that market.”

Balance Sheet and Cash Flow

At December 31, 2010, the Company had cash, cash equivalents and marketable securities of $76.5 million and no debt. The Company generated $162.8 million in cash from operating activities in 2010 compared to $141.8 million in 2009. The Company’s cash flow from operations for the year ended December 31, 2009 was favorably affected by the timing of tax benefits related to the vesting of restricted stock in the fourth quarter of 2008. Capital expenditures in 2010 were $46.0 million compared to $30.4 million in 2009.

During the fourth quarter of 2010, the Company invested $42.3 million to repurchase approximately 296,000 shares of stock at an average price of $143.00 per share as part of a previously announced stock repurchase authorization. During the year ended December 31, 2010, the Company invested $115.5 million to repurchase approximately 687,000 shares of common stock at an average price of $168.00 per share. At December 31, 2010, the Company’s remaining share repurchase authorization was $107.7 million. The Company announced today that the Company’s Board of Directors amended the share repurchase program to authorize the repurchase of up to an additional $100 million in value of the Company’s common stock in 2011. During the year ended December 31, 2010, the Company paid regular, quarterly dividends totaling $44.5 million.

For the fourth quarter of 2010, bad debt expense as a percentage of revenues was 4.2% compared to 4.3% for the same period in 2009. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 13 days at the end of the fourth quarter of 2010, compared to 14 days at the end of the fourth quarter of 2009.

Student Enrollment

Total enrollment at Strayer University for the 2011 winter term increased 4% to 57,608 students compared to 55,106 students for the same term in 2010. Across the Strayer University campus network, continuing student enrollments increased approximately 10% and new student enrollments decreased approximately 20%. Global (out of area) online students increased 10%, while students taking 100% of their classes online (including campus based students) was essentially unchanged.

Student Enrollment

	Winter 2010	Winter 2011	% Change
Campus Based Students:
New Campuses (34 in operation 3 or less years)
Classroom Students	2,647	4,449	68%
Online Students	2,861	4,437	55%
Total New Campus Based Students	5,508	8,886	61%

Mature Campuses (53 in operation more than 3 years)
Classroom Students	19,337	20,064	4%
Online Students	24,759	22,620	-9%
Total Mature Campus Based Students	44,096	42,684	-3%
Total Campus Based Students	49,604	51,570	4%
Global Online Students	5,502	6,038	10%
Total University Enrollment	55,106	57,608	4%

Total Students Taking 100% Courses Online	33,122	33,095	-

New Campus Openings

The Company announced today that it will open two new campuses for the 2011 spring term, one of which is in a new market. The first new campus is located in Indianapolis, Indiana, a new market for Strayer University. The second new campus is located in Dallas, Texas, representing the University’s third campus in that market. Including the three new campuses successfully opened for the 2011 winter term in Cincinnati and Dayton, Ohio and Milwaukee, Wisconsin, the Company has now opened five of the eight new campuses planned for 2011.

Quarterly Cash Dividends

The Company announced today that its Board of Directors has declared its regular, quarterly cash dividend of $1.00 per share. This dividend will be paid on March 10, 2011 to shareholders of record as of March 3, 2011.

Stock-Based Compensation Activity

In February 2011, the Company’s Board of Directors approved grants of approximately 69,000 shares of restricted stock to certain individuals pursuant to the Company’s existing annual equity compensation program. The Company’s stock price closed at $132.23 on the date of these restricted stock grants, all of which vest on February 15, 2014.

Shares and Options Outstanding

At December 31, 2010, the Company had 13,316,822 common shares issued and outstanding and 100,000 stock options outstanding with an exercise price of $107.28 and a remaining contractual life of approximately two years.

Business Outlook

Based on the enrollment growth announced for the 2011 winter term and the planned investments in opening new campuses, the Company estimates first quarter 2011 diluted EPS will be in the range of $2.65 to $2.67.

2011 Annual Meeting of Stockholders

The Company announced today that its 2011 Annual Meeting of Stockholders will take place on Tuesday, April 26, 2011 at the Company’s office located at 2303 Dulles Station Blvd., Herndon, Virginia 20171. The record date for this annual meeting will be March 18, 2011.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2010 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (800) 642-1687 (conference id 38456711) starting at 1:00 p.m. (ET) today and will be available through Friday, February 25, 2011, and archived at www.strayereducation.com for 90 days.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to approximately 57,000 working adult students at 89 campuses in 21 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	(unaudited)
	2009	2010	2009	2010

Revenues	$147,201	$171,951	$511,961	$636,732
Costs and expenses:
Instruction and educational support	46,477	57,111	166,604	205,212
Marketing and admissions	26,041	29,802	93,336	114,164
General and administration	22,279	26,133	79,667	101,585
Income from operations	52,404	58,905	172,354	215,771
Investment and other income	255	406	1,408	1,228
Income before income taxes	52,659	59,311	173,762	216,999
Provision for income taxes	20,800	23,428	68,684	85,739
Net income	$31,859	$35,883	$105,078	$131,260
Net income per share:
Basic	$2.34	$2.74	$7.67	$9.78
Diluted	$2.32	$2.73	$7.60	$9.70
Weighted average shares outstanding:
Basic	13,630	13,083	13,703	13,426
Diluted	13,751	13,156	13,825	13,535
Shares outstanding at end of quarter	13,958	13,317	13,958	13,317
Dividends per share	$0.75	$1.00	$2.25	$3.25

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2009	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$63,958	$64,107
Marketable securities available for sale, at fair value	52,558	12,386
Tuition receivable, net of allowances for doubtful accounts of $6,175 and $7,935 in 2009 and 2010, respectively	165,142
		199,600
Other current assets	8,317	10,231
Total current assets	289,975	286,324
Property and equipment, net	84,675	116,063
Deferred income taxes	9,316	8,374
Restricted cash	500	500
Other assets	1,339	1,506
Total assets	$385,805	$412,767

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 21,261	$31,280
Accrued expenses	7,794	10,512
Income taxes payable	5,100	934
Unearned tuition	149,804	181,112
Other current liabilities	281	281
Total current liabilities	184,240	224,119
Long-term liabilities	11,745	12,644
Total liabilities	195,985	236,763
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 13,957,596 and 13,316,822 shares issued and outstanding as of December 31, 2009 and 2010, respectively	140	133
Additional paid-in capital	1,157	1,206
Retained earnings	188,218	174,625
Accumulated other comprehensive income	305	40
Total stockholders’ equity	189,820	176,004
Total liabilities and stockholders’ equity	$385,805	$412,767

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the year ended December 31,
	2009	2010
Cash flows from operating activities:
Net income	$105,078	$131,260
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	248	--
Amortization of gain on sale of assets	(281)	(281)
Amortization of deferred rent	(108)	275
Gain on sale of marketable securities	-	(406)
Depreciation and amortization	13,937	17,309
Deferred income taxes	(2,564)	353
Stock-based compensation	10,954	11,987
Changes in assets and liabilities:
Tuition receivable, net	(33,684)	(34,458)
Other current assets	(232)	(1,153)
Other assets	(896)	(258)
Accounts payable	2,056	7,428
Accrued expenses	3,227	2,718
Income taxes payable/receivable	11,645	(1,358)
Excess tax benefits from stock-based payment arrangements	(3,011)	(2,808)
Unearned tuition	34,932	31,308
Deferred lease incentives	471	905
Net cash provided by operating activities	141,772	162,821
Cash flows from investing activities:
Purchases of property and equipment	(30,431)	(46,015)
Purchases of marketable securities	(1,085)	(559)
Proceeds from the sale of marketable securities	--	40,700
Net cash used in investing activities	(31,516)	(5,874)
Cash flows from financing activities:
Regular dividends paid	(31,627)	(44,541)
Proceeds from exercise of stock options	6,027	452
Excess tax benefits from stock-based payment arrangements	3,011	2,808
Repurchase of common stock	(80,088)	(115,517)
Net cash used in financing activities	(102,677)	(156,798)
Net increase in cash and cash equivalents	7,579	149
Cash and cash equivalents – beginning of period	56,379	63,958
Cash and cash equivalents – end of period	$63,958	$64,107

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$2,917	$5,508

CONTACT:
Strayer Education, Inc.
Mark C. Brown, 703-247-2514
Executive Vice President and Chief Financial Officer
or
Sonya Udler, 703-247-2517
Senior Vice President, Corporate Communications
sonya.udler@strayer.edu